UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☒	Soliciting Material Pursuant to Rule 14a-12

ECOLOGY AND ENVIRONMENT INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 28, 2019, Ecology and Environment Inc. (“E & E” or the “Company”) distributed a script to certain employees for use in connection with conversations with clients of the Company, a copy of which is set forth below and filed herewith pursuant to Rule 14a-12.

Cautions Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Such forward-looking statements are inherently uncertain, and shareholders and other potential investors must recognize that actual results may differ materially from E & E’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which E & E is unable to predict or control, that may cause E & E’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed merger include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure of the parties to satisfy conditions to completion of the proposed merger, including the failure of E & E’s shareholders to approve the proposed merger or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; and the risks, uncertainties, and other factors detailed from time to time in E & E’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished with the Securities and Exchange Commission (the “SEC”).

Many of these factors are beyond E & E’s control. E & E cautions investors that any forward-looking statements made by E & E are not guarantees of future performance. E & E disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Additional Information and Where to Find It

E & E will file with the SEC and mail to its shareholders a proxy statement in connection with the proposed merger. E & E urges its shareholders to read the proxy statement when it becomes available because it will contain important information regarding the proposed merger. You may obtain a free copy of the proxy statement (when available) and other related documents filed by E & E with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement (when available) and other documents filed by E & E with the SEC relating to the proposed merger for free by accessing E & E’s website at www.ene.com by clicking on the link for “Investors”, and then selecting “SEC Filings”.

E & E and its directors and executive officers may be deemed to be participants in the solicitation of proxies from E & E’s shareholders in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the proposed merger will be included in the proxy statement when it is filed with the SEC. You may find additional information about E & E’s directors and executive officers in E & E’s proxy statement for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on July 11, 2019. You can obtain free copies of these documents by accessing E & E’s website at www.ene.com and clicking on the link for “Investors”, and then selecting “SEC Filings”.

Client Outreach – Script

We announced on August 28, 2019 that E&E has entered into a definitive merger agreement with WSP and I wanted to reach out to you personally to share the news. The parties are targeting a closing in the fourth quarter of calendar year 2019, subject to receipt of applicable regulatory approvals. In the meantime, there will be no interruption to our work on your project or on any of our projects.

The merger with WSP will allow us to provide a broader scope of services to you and to all our clients. In leveraging WSP’s platform, we’ll be able to tap into deeper resources and technical expertise.

E&E is attractive to WSP because we’re an established pure-play environmental firm with a reputation for providing quality work. An important component of WSP’s strategic growth plan involves scaling its environmental capabilities. Joining with E&E will help them to accomplish that.

We’re working together with WSP to plan a smooth transition for our clients. Going forward through the closing of the merger and beyond, our focus is on our day-to-day work and on continuing to deliver for you.

If you’re not familiar with WSP, I encourage you to take a look at their website (www.wsp.com). I will contact you throughout the process to bring you any new information and I am always available should you have any questions or concerns.

About WSP Global Inc. (for reference)

As one of the world's leading professional services firms, WSP provides engineering and design services to clients in the Transportation & Infrastructure, Property & Buildings, Environment, Power & Energy, Resources and Industry sectors, as well as offering strategic advisory services. WSP’s experts include engineers, advisors, technicians, scientists, architects, planners, surveyors and environmental specialists, as well as other design, program and construction management professionals. With approximately 49,000 talented people globally, WSP is uniquely positioned to deliver successful and sustainable projects, wherever its clients need.  For additional information, please visit www.wsp.com.